Exhibit 10.3
Stock Option Agreement
     ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned person (“Optionee”) have entered into this Stock Option Agreement (this “Agreement”) effective as of the Grant Date set forth below. The Company has granted to Optionee the option (the “Option”) to purchase the number of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) set forth below at the per Share purchase price (the “Exercise Price”) set forth below, pursuant to the terms of this Agreement. The Option was granted under the Company’s 2005 Equity Incentive Plan (the “Plan”).

Optionee Name:

Grant Date:	MM/DD/YYYY

Vesting Commencement Date:	MM/DD/YYYY

Shares:

Exercise Price:	$

1. Terms of Plan. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed thereto in the Plan. Optionee confirms and acknowledges that Optionee has received and reviewed copies of the Plan and the Information Statement, dated                     , with respect to the Plan. Optionee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.
2. Nature of the Option. The Option has been granted as an incentive to Optionee’s Continuous Service, and is in all respects subject to such Continuous Service and all other terms and conditions of this Agreement. The Option is intended to be a Nonstatutory Option within the meaning of the Plan.
3. Vesting and Exercise of Option. The Option shall vest and become exercisable during its term in accordance with the following provisions:
     (a) Vesting and Right of Exercise.
(i) The Option shall vest and become exercisable with respect to 1/12th of the Shares at the end of each calendar month after the Vesting Commencement Date set forth in the preamble of this Agreement, subject to Optionee’s Continuous Service.
(ii) Notwithstanding Section 6.3 of the Plan, in the event of termination of Optionee’s Continuous Service (including as a result of Optionee’s death or disability), the Option shall be exercisable to the extent (but only to the extent) it is vested on the date of termination of Continuous Service and only during the thirty-six (36) months after such date of termination, but in no event after the

Expiration Date (as defined below). To the extent Optionee does not exercise the Option within the time period specified in the preceding sentence, the Option shall automatically terminate.
(iii) No fraction of a Share shall be purchasable or deliverable upon exercise of the Option, but in the event any adjustment hereunder of the number of Shares shall cause such number to include a fraction of a Share, such number of Shares shall be rounded down to the nearest smaller whole number of Shares.
     (b) Method of Exercise. In order to exercise any portion of the Option which has vested, Optionee shall notify the Company in writing of the election to exercise such vested portion of the Option and the number of Shares in respect of which the Option is being exercised, by executing and delivering the Notice of Exercise of Stock Option in the form attached hereto as Exhibit A (the “Exercise Notice”). The certificate or certificates representing Shares as to which the Option has been exercised shall be registered in the name of Optionee.
     (c) Restrictions on Exercise.
(i) Optionee may exercise the Option only with respect to Shares that have vested in accordance with Section 3(a) of this Agreement.
(ii) Optionee may not exercise the Option if the issuance of the Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities law or other law or regulation.
(iii) The method and manner of payment of the Exercise Price will be subject to the rules under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board if such rules apply to the Company at the date of exercise.
(iv) As a condition to the exercise of the Option, the Company may require Optionee to make any representation or warranty to the Company at the time of exercise of the Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificate(s) for the Shares issued upon exercise of the Option may bear appropriate legends restricting transfer.
(v) Optionee may only exercise the Option upon, and the obligations of the Company under this Agreement to issue Shares to Optionee upon any exercise of the Option is conditioned on, satisfaction of all federal, state, local or other withholding tax obligations associated with such exercise (whether so required to secure for the Company an otherwise available tax deduction or otherwise) (“Withholding Obligations”). The Company reserves the right to require Optionee to remit to the Company an amount sufficient to satisfy all Withholding

Obligations prior to the issuance of any Shares upon any exercise of the Option. Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to Optionee any amounts necessary to meet any Withholding Obligations.
4. Non-Transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Agreement shall bind the executors, administrators, heirs and successors of Optionee.
5. Method of Payment.
     (a) Upon exercise, Optionee shall pay the aggregate Exercise Price of the Shares purchased by any of the following methods, or a combination thereof, at the election of Optionee:
(i) by cash;
(ii) by certified or bank cashier’s check;
(iii) if shares of Common Stock are traded on an established stock market or exchange on the date of exercise, by surrender of whole shares of Common Stock having a Market Value equal to the portion of the Exercise Price to be paid by such surrender, provided that if such shares of Common Stock to be surrendered were acquired upon exercise of an Incentive Option, Optionee must have first satisfied the holding period requirements under Section 422(a)(1) of the Code; or
(iv) if shares of Common Stock are traded on an established stock market or exchange on the date of exercise, pursuant to and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company).
     (b) If Optionee shall pay all or a portion of the aggregate Exercise Price due upon an exercise of the Option by surrendering shares of Common Stock pursuant to Section 5(a)(iii), then Optionee:
(i) shall accompany the Exercise Notice with a duly endorsed blank stock power with respect to the number of shares of Common Stock to be surrendered and shall deliver the certificate(s) representing such surrendered shares to the Company at its principal offices within two business days after the date of the Exercise Notice;
(ii) authorizes and directs the Secretary of the Company to transfer so many of the shares of Common Stock represented by such certificate(s) as are necessary to pay the aggregate Exercise Price in accordance with this Agreement;

(iii) agrees that Optionee may not surrender any fractional share as payment of any portion of the Exercise Price; and
(iv) agrees that, notwithstanding any other provision in this Agreement, Optionee may only surrender shares of Common Stock owned by Optionee as of the date of the Exercise Notice in the manner and within the time periods allowed under Rule 16b-3 promulgated under the Exchange Act.
6. Adjustments to Option. Subject to any required action by the stockholders of the Company, the number of Shares covered by the Option, and the Exercise Price, shall be proportionately adjusted in accordance with and pursuant to Section 8.1 of the Plan. Such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in this Agreement, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares or the Exercise Price.
7. Term of Option. The Option may not be exercised more than 10 years after the Grant Date (the “Expiration Date”), and may be exercised during such term only in accordance with the terms of this Agreement.
8. Not Employment Contract. Nothing in this Agreement shall confer upon Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate Optionee’s Continuous Service at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law.
9. Tax Consequences Generally. Optionee acknowledges that Optionee may suffer adverse tax consequences as a result of Optionee’s exercise of the Option. Optionee acknowledges that the Company advises that Optionee consult with Optionee’s tax advisers in connection with any exercise of the Option or disposition of the Shares receivable upon exercise of the Option. Optionee agrees that Optionee is not relying on the Company for any tax advice with respect to the acceptance or exercise of the Option, the disposition of any Shares Optionee may acquire upon exercise of the Option or otherwise. Any adverse consequences incurred by an Optionee with respect to the use of shares of Common Stock to pay any part of the aggregate Exercise Price or of any tax in connection with the exercise of an Option, including, without limitation, any adverse tax consequences arising as a result of a disqualifying disposition within the meaning of Section 422 of the Code shall be the sole responsibility of Optionee.
10. Adjustments in Acquisitions.
     In accordance with the provisions of Section 8.2(a) of the Plan, the Option will Accelerate in full in the event of an Acquisition constituting a Change of Control if Optionee remains employed by the Company or one of its Affiliates as of the closing date of such Acquisition, and the Option is not assumed or replaced by the successor or acquiring entity or the entity in control of such successor or acquiring entity in accordance with Section 8.2 (referred to for purposes of this section as the “Acquirer”). Otherwise, the Option will not

Accelerate in the event of an Acquisition. In this regard, if Optionee is offered employment or some other continuing role by or on behalf of the Acquirer, including but not limited to, continuing employment with the Company, and in connection therewith, the Acquirer offers to assume or replace the Option, the Option will not Accelerate if Optionee does not accept the offer.
11. Consent of Spouse/Domestic Partner. Optionee agrees that Optionee’s spouse’s or domestic partner’s interest in the Option is subject to this Agreement and such spouse or domestic partner is irrevocably bound by the terms and conditions of this Agreement. Optionee agrees that all community property interests of Optionee and Optionee’s spouse or domestic partner in the Option, if any, shall similarly be bound by this Agreement. Optionee agrees that this Agreement is binding upon Optionee’s and Optionee’s spouse’s or domestic partner’s executors, administrators, heirs and assigns. Optionee represents and warrants to the Company that Optionee has the authority to bind Optionee’s spouse/domestic partner with respect to the Option. Optionee agrees to execute and deliver such documents as may be necessary to carry out the intent of this Section 11 and the consent of Optionee’s spouse/domestic partner.
     IN WITNESS WHEREOF, Optionee and the Company have entered into this Agreement as of the Grant Date.

ADVENTRX Pharmaceuticals, Inc.

[Optionee Name]

By:

Name:

Title:

Exhibit A
Notice of Exercise of Stock Option
     I                                                              (please print legibly) hereby elect to exercise the stock options(s) identified below (the “Option(s)”) granted to me by ADVENTRX Pharmaceuticals, Inc. (the “Company”) under its 2005 Equity Incentive Plan (the “Plan”) with respect to the number of shares of Common Stock of the Company set forth below (the “Shares”). I represent that each Share is fully vested and exercisable and subject to the Option(s). I acknowledge and agree that my exercise of the Option(s) is subject to the terms and conditions of the Plan and the Stock Option Agreement(s) governing the Option(s).
     1.                      Shares at $                      per share (Grant date):
     2.                      Shares at $                      per share (Grant date):
     3.                      Shares at $                      per share (Grant date):
     4.                      Shares at $                      per share (Grant date):

I choose to pay for the exercise of the above option(s) as follows (please circle applicable item numbers):
1. Cash: $
2. Check: $                                         (please make checks payable to ADVENTRX Pharmaceuticals, Inc.)
3. Surrender of                                   Shares:

Please deliver the stock certificate(s) representing the Shares to (please print legibly):

Name:

(please print legibly)

Signature:

Date:

Phone No: